HEALTH OUTCOMES MANAGEMENT, INC.
BRING-DOWN CERTIFICATE

   The undersigned, on behalf of Health Outcomes Management, Inc., a Minnesota corporation (the "Company"), and in connection with the closing of the transactions contemplated by that certain Asset Purchase Agreement dated effective October 30, 2001, by and between the Company, and Quality Business Solutions, Inc., a Minnesota corporation (the "Agreement"), hereby represents and warrants as follows:

  The representations and warranties of the Company contained in Section 8 of the Agreement are true and correct in all material respects as of and on the date hereof as if made again on the date hereof.

  The representations and warranties contained in this Certificate shall be deemed representations and warranties of the Company pursuant and subject to the terms of the Agreement.

  The Company has obtained and holds written agreements, pursuant to Section 12(a) of the Agreement, signed by the holders of more than fifty Percent (50%) of the issued and outstanding voting stock of the Company to the effect that such holders will vote in the manner as provided by Zugschwert, in his capacity as President of the Company, on the approval of the sale of the Assets.

   IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate effective as of the 1st day of November, 2001.

HEALTH OUTCOMES MANAGEMENT, INC.

By      /s/ Peter J. Zugschwert
     Peter J. Zugschwert, Its President